[ARTICLE] 5
[LEGEND]
Registrant is a limited partnership which invests in federally tax-exempt revenue bonds, which financed construction and/or ownership of multi-family residential properties. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.

[PERIOD-TYPE]                   12-MOS
[FISCAL-YEAR-END]                          DEC-31-1997
[PERIOD-END]                               DEC-31-1997
[CASH]                                       4,231,538
[SECURITIES]                                         0
[RECEIVABLES]                                  381,856
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                                     0
[PP&E]                                               0
[DEPRECIATION]                                       0
[TOTAL-ASSETS]                             133,272,601<F1>
[CURRENT-LIABILITIES]                                0
[BONDS]                                              0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                             0
[OTHER-SE]                                 119,251,523<F2>
[TOTAL-LIABILITY-AND-EQUITY]               133,272,601<F3>
[SALES]                                              0
[TOTAL-REVENUES]                            10,109,725<F4>
[CGS]                                                0
[TOTAL-COSTS]                                        0
[OTHER-EXPENSES]                             1,105,495<F5>
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                   0
[INCOME-PRETAX]                              9,004,230
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                          9,004,230
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 9,004,230
[EPS-PRIMARY]                                     1.18<F6>
[EPS-DILUTED]                                        0

<F1>In addition to cash and receivables, total assets include investment in revenue bonds of $120,317,750, net deferred expenses of $835,058, escrowed funds of $747,222, purchaser's deposit of $6,371,135 and prepaid expenses of $388,042.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $1,070,312, excess of equity in losses of property-owning investees over investments therein of $6,579,631 and purchaser's deposit of $6,371,135.
<F4>Total revenue includes interest income of $10,109,725.
<F5>Other expenses include equity in losses of property-owning investees of
$607,755 and general and administrative expenses of $497,740.
<F6>Represents net income per Assigned Benefit Certificate.